Exhibit 99.1

Lifetime Brands Reports Fourth Quarter and Full Year 2010 Results

Adjusted EPS Increases 54% and 181% for the Fourth Quarter and Full Year

 Consolidated Net Sales Increase 11.3% and 6.8% for the Fourth Quarter and Full Year

Quarterly Cash Dividend Reinstated at $0.025 per Share

Garden City, NY, March 10, 2011 -- Lifetime Brands, Inc. (NasdaqGS: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, today reported its financial results for the fourth quarter and year ended December 31, 2010.

For the fourth quarter of 2010, consolidated net sales were $142.6 million, an increase of 11.3%, as compared to consolidated net sales of $128.1 million in the fourth quarter of 2009.  Net income was $13.9 million, or $1.07 per diluted share, as compared to $5.0 million, or $0.41 per diluted share, in the prior-year period.  Net income for the 2010 fourth quarter included non-cash income attributable to a reduction of a deferred income tax valuation allowance and an extraordinary gain. In addition, net income for the 2009 fourth quarter included a charge for restructuring activities and a tax benefit for losses incurred during the first half of 2009.   Excluding these items, adjusted net income was $8.1 million, or $0.63 per diluted share, for the fourth quarter of 2010, as compared to $5.1 million, or $0.41 per diluted share, for the 2009 period.

For the year ended December 31, 2010,  consolidated net sales were $443.2 million, an increase of 6.8%, as compared to consolidated net sales of $415.0 million for 2009.  Net income was $20.3 million, or $1.64 per diluted share, in 2010, as compared to $2.7 million, or $0.22 per diluted share, in 2009.  Excluding the items described above and a loss on early retirement of debt during 2010, adjusted net income was $15.0 million, or $1.21 per diluted share, in 2010, as compared to $5.2 million, or $0.43 per diluted share, in 2009.

Jeffrey Siegel, Chairman, President and Chief Executive Officer said, "We are pleased with our 2010 financial results, which were derived from strong sales growth, stability in margins and continuing focus on cost containment.  We achieved these results through careful execution of our strategy during an uncertain and challenging period for the global economy.   Given our positive outlook for 2011 and the Company’s strong financial condition, we have decided to resume paying cash dividends on the Company’s common stock.”

On March 4, 2011, the Board of Directors declared a quarterly dividend of $0.025 per share payable on May 16, 2011, to shareholders of record on May 2, 2011.

Net sales for the Wholesale Segment grew $13.2 million, or 11.2%, to $131.4 million in the fourth quarter of 2010 and grew $24.8 million, or 6.4%, to $413.8 million for the full year.  This growth reflects the consumer appeal of Lifetime’s new products, which increased the Company's presence at key retailers.

Net sales for the Retail Direct Segment grew $1.3 million, or 13.1%, to $11.2 million in the fourth quarter of 2010 and by $3.4 million, or 13.1%, to $29.4 million for the full year. The growth in this segment primarily reflected increased sales volume from our Mikasa® website and from our new Lifetime Sterling® and Housewares Deals™ websites.

Income from Operations for the fourth quarter of 2010 increased to $14.5 million, or 10.2% of consolidated net sales, as compared to $11.7 million (excluding restructuring expenses), or 9.1% of consolidated net sales, in the fourth quarter of 2009. Gross margin as a percentage of net sales declined to 38.2% from 40.0% in 2009. The decline in the gross margin percentage in the 2010 quarter compared to the 2009 quarter was attributable primarily to a change in sales mix for the Wholesale Segment, whereby a greater percentage of sales were shipped directly to retailers from overseas. Such sales generally are at a lower gross margin, as the merchandise does not pass through the Company's distribution facilities. The Retail Direct gross margin declined due to increased promotional activity during the quarter. For the 2010 quarter, Income from Operations benefited as selling, general and administrative (“SG&A”) expenses as a percent of net sales significantly improved over the 2009 period.

Income from Operations for the full year 2010 increased to $29.8 million, or 6.7% of consolidated net sales, as compared to $18.2 million (excluding restructuring expenses), or 4.4% of consolidated net sales, in 2009.  For the full year, the gross margin percentage increased to 38.2% in 2010, as compared to 37.9% in 2009.  The higher gross margin percentage came from the Wholesale Segment increase of 36.3% from 35.7%, partially offset by a decline in the Retail Direct Segment due to promotional activities. Income from Operations also benefited during 2010 as SG&A expenses as a percent of net sales declined.

Interest expense declined to $2.2 million for the fourth quarter of 2010 from $4.1 million in the prior-year period and declined to $9.4 million for the full year from $13.2 million in 2009.  The decline resulted from the reduction in borrowings from free cash flow generated and an interest rate reduction as a result of our June 2010 debt refinancing.

Equity in earnings in Grupo Vasconia, S.A.B. was $2.7 million in 2010 compared to $2.2 million in 2009.  The increase was driven by a growth in sales volume.

During the fourth quarter and full year of 2010, the Company recorded a non-cash extraordinary gain of $2.5 million from the elimination of negative goodwill related to the 2008 acquisition of the Mikasa business.

Consolidated EBITDA for the three month period ended December 31, 2010 was $17.5 million, as compared to $15.6 million in the 2009 period.  Consolidated EBITDA for the year ended December 31, 2010, was $42.9 million, as compared to $32.0 million for the year ended December 31, 2009.

EBITDA is a non-GAAP measure that the Company defines as net income, adjusted to exclude undistributed earnings of Grupo Vasconia, extraordinary items, interest, income taxes, depreciation and amortization, restructuring expenses, stock compensation expense and loss on early retirement of debt, as shown in the table below.   Adjusted net income and adjusted diluted income per share are non-GAAP measures that the Company defines as net income, adjusted to exclude an extraordinary item, loss on early retirement of debt, restructuring expenses and income tax valuation allowance changes to reflect a normalized annual tax rate.

Conference Call

Lifetime has scheduled a conference call for Thursday, March 10, 2011 at 11:00 a.m. ET to discuss its fourth-quarter and full-year 2010 results. The dial-in number for the call is 706-679-7464; the conference ID is #43675790. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com.

A replay of the call will also be available through Thursday, March 17, 2011 and can be accessed by dialing 706-645-9291, conference ID #43675790. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Calvin Klein®, CasaMōda®, Gorham®, Hoffritz®, International® Silver, Kirk Stieff®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands – except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net sales	$142,628	$128,070	$443,171	$415,040

Cost of sales	88,118	76,807	273,774	257,839
Distribution expenses	13,528	12,466	44,570	43,329
Selling, general and administrative expenses	26,477	27,064	95,044	95,647
Restructuring expenses	―	1,784	―	2,616

Income from operations	14,505	9,949	29,783	15,609

Interest expense	(2,188)	(4,124)	(9,351)	(13,185)
Loss on early retirement of debt	―	―	(764)	―
Income before income taxes, equity in earnings of Grupo Vasconia, S.A.B. and extraordinary item	12,317	5,825	19,668	2,424

Income tax provision	(1,600)	(1,311)	(4,602)	(1,880)
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	734	534	2,718	2,171
Income before extraordinary item	$11,451	$5,048	$17,784	$2,715
Extraordinary item, net of taxes	2,477	―	2,477	―
NET INCOME	$13,928	$5,048	$20,261	$2,715
Basic income per common share before extraordinary item	$0.96	$0.42	$1.48	$0.23
Basic income per common share of extraordinary item	0.20	―	0.20	―
BASIC INCOME PER COMMON SHARE	$1.16	$0.42	$1.68	$0.23
Diluted income per common share before extraordinary item	$0.87	$0.41	$1.44	$0.22
Diluted income per common share of extraordinary item	0.20	―	0.20	―
DILUTED INCOME PER COMMON SHARE	$1.07	$0.41	$1.64	$0.22

LIFETIME BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands – except share data)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,351	$682
Accounts receivable, less allowances of $12,611 at 2010 and $16,557 at 2009	72,795	61,552
Inventory	99,935	103,931
Deferred income taxes	1,124	―
Prepaid expenses and other current assets	5,048	7,685
TOTAL CURRENT ASSETS	182,253	173,850

PROPERTY AND EQUIPMENT, net	36,093	41,623
INTANGIBLE ASSETS, net	30,818	37,641
INVESTMENT IN GRUPO VASCONIA, S.A.B.	24,068	20,338
OTHER ASSETS	4,354	3,271
TOTAL ASSETS	$277,586	$276,723
LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Revolving Credit Facility	$4,100	$24,601
Accounts payable	19,414	21,895
Accrued expenses	31,962	29,827
Deferred income tax liabilities	―	207
Income taxes payable	5,036	680
TOTAL CURRENT LIABILITIES	60,512	77,210

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	14,482	20,527
DEFERRED INCOME TAXES	1,429	4,447
REVOLVING CREDIT FACILITY	10,000	―
TERM LOAN	40,000	―
4.75% CONVERTIBLE SENIOR NOTES	23,557	70,527

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, shares authorized: 100 shares of Series A and 2,000,000 shares of Series B; none issued and outstanding	―	―
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,064,543 in 2010 and 12,015,273 in 2009	121	120
Paid-in capital	131,350	129,655
Retained earnings (accumulated deficit)	1,312	(18,949)
Accumulated other comprehensive (loss)	(5,177)	(6,814)
TOTAL STOCKHOLDERS’ EQUITY	127,606	104,012
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$277,586	$276,723

LIFETIME BRANDS, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(In thousands – except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Consolidated EBITDA:
Net income as reported	$13,928	$5,048	$20,261	$2,715
Subtract out:
Undistributed earnings of Grupo Vasconia, S.A.B	(733)	(534)	(2,321)	(1,953)
Extraordinary item, net of taxes	(2,477)	―	(2,477)	―
Add back:
Provision for income taxes	1,600	1,311	4,602	1,880
Interest expense	2,188	4,124	9,351	13,185
Depreciation and amortization	2,292	3,214	9,810	11,472
Restructuring expenses	―	1,784	―	2,616
Stock compensation expense	746	611	2,928	2,099
Loss on early retirement of debt	―	―	764	―
Consolidated EBITDA	$17,544	$15,558	$42,918	$32,014

Adjusted net income and adjusted diluted income per share: Net income as reported	$13,928	$5,048	$20,261	$2,715
Adjustments:
Normalized tax benefit (provision) on reported income	(3,327)	(1,019)	(3,265)	910
Extraordinary item, net of tax	(2,477)	―	(2,477)	―
Restructuring expenses, net of tax	―	1,070	―	1,570
Loss on early retirement of debt, net of tax	―	―	458	―
Adjusted net income	$8,124	$5,099	$14,977	$5,195
Adjusted diluted income per share	$0.63	$0.41	$1.21	$0.43